Exhibit 99.1

BRE PROPERTIES, INC.

PERFORMANCE STOCK AWARD AGREEMENT

This Performance Stock Award Agreement (this “Agreement”), dated as of October 23, 2008 (the “Grant Date”), is entered into by and between BRE Properties, Inc., a Maryland Corporation (the “Company”), and Edward F. Lange, Jr. (“Employee”).

BACKGROUND

The Company and Employee entered into an Amended and Restated Employment Agreement dated as of November 20, 2006 (the “Employment Agreement”), which provides that, at the discretion of the Board of Directors of the Company, Employee is eligible to receive long term incentive awards.

The Company has established the 1999 BRE Stock Incentive Plan, as amended (the “Plan”), to provide, among other things, long term incentive awards.

The Committee has determined that Employee be granted shares of Common Stock of the Company (“Common Stock”) under the Plan subject to the restrictions stated below and as hereinafter set forth.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Plan. Employee confirms and acknowledges that Employee has received and reviewed a copy of the Plan and the Information Statement, dated as of the Grant Date, with respect to the Plan. Employee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.

2. Main Grant of Shares. Subject to the terms and conditions of this Agreement and of the Plan, including without limitation the vesting provisions set forth in Section 3, the Company hereby grants to Employee Twenty Thousand (20,000) shares of Common Stock (the “Shares”) under the Plan which number of Shares shall be subject to adjustment pursuant to Section 12. The Shares shall be deemed “Restricted Shares” under the Plan.

3. Vesting of Shares. The Shares, subject to adjustment pursuant to Section 12, shall vest and become free of any restriction pursuant to this Agreement on the second anniversary of the Grant Date.

4. Not Used.

5. Vesting of Shares Upon Change in Employment Status.

5.1. Termination Without Cause, Resignation With Good Reason or Retirement. Notwithstanding Section 3, if prior to the second anniversary of the Grant Date, Employee’s Employment Agreement and employment with the Company is terminated by Employee due to Good Reason or retirement on or after the Retirement Age, or by the Company for other than Good Cause, then effective as of the date of such termination all Shares shall fully vest.

5.2. Termination for Cause or Resignation Without Good Reason. Notwithstanding Section 3, if Employee’s Employment Agreement and employment with the Company is terminated by the Company for Good Cause or Employee resigns without Good Reason prior to the second anniversary of the Grant Date, all of the Shares that have not yet vested pursuant to Section 3 shall be forfeited by Employee, ownership of all such Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares.

5.3. Termination Upon Death or Disability. Notwithstanding Section 3, if prior to the first anniversary of the Grant Date Employee’s Employment Agreement and employment with the Company is terminated by Employee due to death or Disability (a “Vesting Event”), then effective as of the date of such termination of employment fifty percent (50%) of the Shares shall be vested and, if prior to the second anniversary of the Grant Date then one hundred percent (100%) shall be vested.

5.4. Termination Following a Change in Control. If within 12 months after the effective date of a Change in Control (as defined in the Employment Agreement) Employee’s Employment Agreement and employment with (i) the Company, (ii) an affiliate of the Company (as such term is defined in the Exchange Act) or (iii) such entity that the Company has merged or consolidated with or an affiliate (as such term is defined in the Exchange Act) of such entity (such entity or affiliate in (i), (ii) or (iii), the “Continuing Employer”) is terminated by Employee for Good Reason or by the Continuing Employer without Good Cause, then, notwithstanding Section 3, 100% of the Shares shall automatically vest on the date of such termination of employment, provided, however, that if prior to such termination the outstanding shares of common stock of the Company shall have been exchanged or converted into the right to receive other securities, cash or property, whether pursuant to a merger, consolidation or sale of all or substantially all of the assets of the Company (a “Conversion Event”), then each Share that could vest pursuant to this Section 5.4 shall immediately after such Conversion Event represent the right to receive such other securities, cash or property that Employee would have received or been entitled to had such Shares been outstanding immediately prior to such Conversion Event. Employee and Company agree that any termination of Employee’s Employment Agreement with the Company attendant to any Change in Control in which Employee is, in connection with such Change in Control, hired as an employee of a Continuing Employer shall not be deemed a termination of Employee’s Employment Agreement with a Continuing Employer for purposes of this Section 5.4 unless Employee resigns following the Change of Control for Good Reason.

6. Vesting of Shares upon Committee Action. Notwithstanding Sections 3 and 5, the Committee reserves its right, exercisable at its sole discretion, including under Section 4.2 of the Plan to accelerate the vesting of all or any portion of any unvested Shares.

7. Restrictions Period. The period of time between the Grant Date and the date Shares become vested is referred to herein as the “Restriction Period.” Until a Share becomes vested in accordance with Section 3, 5 or 6, neither such Share nor any beneficial interest therein shall be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in any way at any time (including, without limitation, by operation of law) other than (i) to the Company or its assignees or (ii), after written notice to the Company identifying the transferee to the reasonable satisfaction of the Company, to an intervivos or testamentary trust for the benefit of the Employee and/or the Employee’s spouse during the Employee’s life or to such other person or persons (individually or as trustee or trustees of a trust), for estate planning or gifting purposes, as the Committee may specifically approve. Any permitted transferee of Shares or any interest therein shall be required as a condition of such transfer to agree in writing, in form satisfactory to the Company, that it shall receive and hold such Share or interest subject to the provisions of this Agreement, including but not limited to the forfeiture provisions hereof. For purposes of this Agreement, the term “Employee” shall include such a permitted transferee when appropriate.

8. Legend. All certificates representing any Shares which are not vested shall have endorsed thereon during the Restriction Period the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.

9. Retention of Certificate. The certificate or certificates evidencing any of the unvested Shares shall be deposited with the Secretary of the Company. The Shares may also be held in a restricted book entry account in the name of Employee. Such certificates or such book entry shares are to be held by the Company until termination of the Restriction Period, when they shall be released by the Company to Employee, provided that, if the number of the Shares ultimately vested in Employee is different than the amount originally granted, then the certificate originally issued shall be cancelled and a new certificate representing the number of the Shares that have vested in Employee shall be delivered to Employee and all of the unvested Shares outstanding shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares.

10. Employee Shareholder Rights. During the Restriction Period, Employee shall have all the rights of a shareholder with respect to unvested Shares except for the right to transfer the Shares (as set forth in Section 7). Accordingly, Employee shall have the right to vote the Shares and to receive dividends on all Shares subject to vesting pursuant to Section 3.

11. Not Used

12. Changes in Capitalization. In the event that as a result of (a) any stock dividend, stock split or other change in the outstanding shares of Common Stock, or (b) any merger or sale of all or substantially all of the assets or other acquisition of the Company, and by virtue of any such change Employee shall in his/her capacity as owner of unvested Shares (the “Prior Stock”) be entitled to new or additional or different shares or securities, such new or additional or, different shares or securities shall thereupon be considered to be unvested Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

13. Taxes. Employee shall be liable for any and all taxes, including withholding taxes, arising out of the grant, issuance or vesting of Shares or any grant or issuance of Reserve Performance Shares or Earned Dividend Shares hereunder. Employee may elect to satisfy such withholding tax obligation by having the Company retain Shares having a fair market value equal to the Company’s minimum withholding obligation. To the minimum extent reasonably determined by the Company to be necessary, the Company shall defer delivery of vested Shares to avoid any adverse tax consequences to the Employee under Section 409A of the Internal Revenue Code of 1986, as amended. As of the date this Agreement has been executed, it is not expected the preceding sentence would apply.

14. Fractional Shares. The Company shall not be required to deliver any fractional Shares that may vest or become issuable pursuant to this Agreement or record or issue any fractional Share that may be issuable pursuant to Section 12. In lieu of any delivery, recordation or issuance of any such fractional Share, the Company shall, at such time as such fractional Share would otherwise be deliverable, subject to recording or issuable, pay to Employee an amount in cash (rounded to the nearest whole cent) equal to product of (x) the Stock Price at such time multiplied by (y) the fraction of a Share to which Employee would otherwise be entitled.

15. Miscellaneous.

15.1. Transfers in Violation of Restrictions. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

15.2. Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

15.3. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Employee at such Employee’s address then on file with the Company.

15.4. No Employment Guarantee. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Employee any right to remain in the employ of the Company and neither alters Employee’s at-will status.

15.5. Arbitration. This Agreement shall be governed by the arbitration provisions of the Employment Agreement, including the provision relating to recovery of reasonable attorneys’ fees, costs, and expenses.

15.6. Entire Agreement. This Agreement, including the Plan, and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRE PROPERTIES, INC.	EMPLOYEE

/s/ Constance B. Moore	/s/ Edward F. Lange, Jr.
Constance B. Moore Chief Executive Officer	Edward F. Lange, Jr.

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